Exhibit 99

Accenture Appoints Venkata “Murthy” Renduchintala, Executive Officer at Intel,
to Board of Directors

NEW YORK; Apr. 12, 2018 — Accenture (NYSE: ACN) announced that Venkata “Murthy” Renduchintala has been appointed to the company’s Board of Directors, effective today. Dr. Renduchintala, 52, is chief engineering officer and president of the Client and Internet of Things (IoT) Businesses and Systems Architecture group and the Technology and Manufacturing group at Intel Corporation (NASDAQ: INTC).

Dr. Renduchintala will be subject to re-appointment at the next Accenture plc annual general meeting of shareholders. He has been appointed to serve on the board’s Audit Committee.

“I am delighted to welcome Murthy to our board of directors,” said Pierre Nanterme, Accenture’s chairman and CEO. “He brings deep expertise in digital technologies of particular relevance to our transformation agenda, together with broad experience in business operations. I am confident that our board will benefit from Murthy’s insights and global perspective as we continue to focus on executing our strategy and delivering value for our clients and shareholders.”

With the appointment, Accenture’s board now comprises 12 directors, 11 of whom are external and independent. Mr. Nanterme is the board’s only internal director.

In his role at Intel, Dr. Renduchintala is responsible for aligning technology, engineering, product design and process development to drive execution across all of Intel’s businesses. He also provides business direction to extend Intel’s strategy across its client and connectivity businesses. Before joining Intel in 2015, he was executive vice president of Qualcomm Technologies and co-president of Qualcomm CDMA Technologies, where he led the semiconductor business in the computing and mobile segments. Dr. Renduchintala joined Qualcomm in 2004 from Skyworks Solutions, where he was vice president and general manager of the Cellular Systems division. Prior to Skyworks, he spent a decade with Philips Electronics, progressing to become vice president of engineering for its consumer communications business.

Dr. Renduchintala holds a bachelor’s degree in electrical engineering, a master’s degree in business administration and a Ph.D. in digital communications from the University of Bradford in England.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions – underpinned by the world’s largest delivery network – Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With approximately 442,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Stacey Jones
Accenture
+1 (917) 452-6561
stacey.jones@accenture.com